As filed with the U.S. Securities and Exchange Commission on June 17, 2016

Registration No. 333-195081

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 3
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IZEA, INC.
(Exact name of registrant as specified in its charter)

Nevada	7310	37-1530765
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

480 N. Orlando Avenue
Suite 200
Winter Park, FL 32789
(407) 674-6911
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Edward H. (Ted) Murphy
President and Chief Executive Officer
IZEA, Inc.
480 N. Orlando Avenue
Suite 200
Winter Park, FL 32789
(407) 674-6911
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Spencer G. Feldman, Esq.
Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300
sfeldman@olshanlaw.com

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

__________________________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-195081) (the “Registration Statement”) of IZEA, Inc. (the “Company”) is being filed pursuant to the undertakings in Item 17 of the Registration Statement to update and supplement the information contained in the Registration Statement, as originally declared effective by the U.S. Securities and Exchange Commission (“SEC”) on May 14, 2014, to update certain information and also incorporate by reference (i) the audited consolidated financial statements for the Company's fiscal year ended December 31, 2014 and other information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 which was filed with the SEC on March 19, 2015; (ii) the audited consolidated financial statements for the Company's fiscal year ended December 31, 2015 and other information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 which was filed with the SEC on March 30, 2016 (collectively, the "Annual Reports") and (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which was filed with the SEC on May 11, 2016. The updated information includes a reduction in the number of shares to be resold by selling stockholders due to prior sales by selling stockholders pursuant to the Registration Statement or the availability of Rule 144 for sales by selling stockholders. In addition, share information in the Registration Statement was revised as a result of a one-for-20 reverse stock split consummated by the Company in January 2016.

No additional securities are being registered under this filing.  All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

1,469,147 Shares of Common Stock

This prospectus relates to 1,469,147 shares of common stock of IZEA, Inc. for the sale from time to time by certain selling stockholders of our securities, or by their pledgees, donees, transferees or other successors in interests. The number of shares the selling stockholders may sell consists of 1,147,663 shares of common stock that are currently issued and outstanding and 321,484 shares of common stock that they may receive if they exercise their warrants. You can find detailed information on the selling stockholders and the transactions in which they acquired our securities in the section entitled “Selling Stockholders” beginning on page 15 of this prospectus.

Our common stock is quoted on the Nasdaq Capital Market under the trading symbol IZEA. On June 10, 2016 , the closing price of our common stock was $6.80 per share.

________________

These securities involve a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June __, 2016 .

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. Before making a decision to purchase our shares, you should read this entire prospectus, including the financial statements and related notes, and risk factors. Unless the context otherwise requires, the terms "IZEA," the "Company," "we," "our," "us" and similar terms used in this prospectus refer to IZEA, Inc. and its subsidiaries, Ebyline, Inc. and IZEA Canada, Inc.

Our Company
Our Mission
Our mission is to champion the world's creators.
Business Overview
IZEA operates online marketplaces that facilitate transactions between brands and influential content creators. These creators produce and distribute text, videos and photos on behalf of brands through websites, blogs and social media channels. Our technology enables transactions to be completed at scale through the management of content workflow, creator search and targeting, bidding, analytics and payment processing.

We help power the creator economy, allowing everyone from college students and stay at home moms to celebrities the opportunity to monetize their content, creativity and influence. Advertisers benefit from buzz, traffic, awareness and sales, and creators earn cash compensation in exchange for their work and promotion.

Our primary source of revenue is derived from the sale of our services to our customers. We derive revenue from three sources: revenue from an advertiser when it pays for a social media publisher or influencer such as a blogger or tweeter ("creators") to share sponsored content with their social network audience ("Sponsored Revenue"), revenue when a publisher or company purchases custom branded content for use on its owned and operated sites, as well as third party content marketing and native advertising efforts ("Content Revenue") and revenue derived from various service and license fees charged to users of our platforms ("Service Fee Revenue").

We operate the Ebyline online marketplace and our own online marketplace that connects brands with creators at IZEA.com as well as other white label marketplaces. IZEA.com and all white label sites are powered by the IZEA Exchange (“ IZEAx ”), a platform that handles content workflow, creator search and targeting, bidding, analytics and payment processing. IZEAx is designed to provide a unified ecosystem that enables the creation of multiple types of content including blog posts, status updates, videos and photos through a wide variety of social channels including blogs, Twitter, Facebook, Instagram and Tumblr, among others.

Recent Events
On January 26, 2016, our shares of common stock commenced trading on the Nasdaq Capital Market under the symbol IZEA. Prior thereto, our common stock was quoted on the OTCQB marketplace under the same symbol. On January 6, 2016, we filed a Certificate of Change with the Secretary of State of Nevada to effect a reverse stock split of our outstanding shares of common stock at a ratio of one share for every 20 shares outstanding prior to the effective date of the reverse stock split. All current and historical information contained herein related to the share and per share information for our common stock or stock equivalents reflect a 1-for-20 reverse stock split of our outstanding shares of common stock that became market effective on January 11, 2016.

Corporate Information
IZEA, Inc. was founded in February 2006 under the name PayPerPost, Inc. and became a public company incorporated in the state of Nevada in May 2011. We are headquartered near Orlando, Florida with additional offices in Chicago, Los Angeles and Toronto and a sales presence in New York, Detroit and Boston.

Our executive offices are located at 480 N. Orlando Avenue, Suite 200, Winter Park, FL 32789 and our telephone number is (407) 674-6911.  We maintain a corporate website at http://corp.izea.com.  We provide free access to various reports that we file with or furnish to the U.S. Securities and Exchange Commission through our website, as soon as reasonably practicable after they have been filed or furnished. These reports include, but are not limited to, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports. Our SEC reports can be accessed through the investors section of our website, or through http://www.sec.gov. Information on our website does not constitute part of this annual report on Form10-K or any other report we file or furnish with the SEC.

Investors and others should note that we use social media to communicate with our subscribers and the public about our company, our services, new product developments and other matters. Any information that we consider to be material to an evaluation of our company will be included in filings on the SEC EDGAR website, and may also be disseminated using our investor relations website (http://corp.izea.com) and press releases. However, we encourage investors, the media, and others interested in our company to also review our social media channels @izea and @tedmurphy on Twitter and izeainc on Facebook.

The Offering

Common stock offered by selling stockholders:
Shares that are currently outstanding	1,147,663
Shares that may be issued upon exercise of warrants	321,484
Total	1,469,147

Common stock outstanding as of June 10, 2016 (1)	5,358,458
Shares that may be issued upon exercise of warrants as described in this prospectus	321,484
Shares that may be issued upon exercise of warrants as described in a second prospectus (2)	99,976
Common stock to be outstanding after the offering (assuming full exercise of the warrants)	5,779,918

Use of proceeds:
We will not receive any proceeds from the sale or other disposition of shares of common stock by the selling stockholders, but we will receive the exercise price of the warrants if the warrants are exercised for cash. Any proceeds received from the exercise of the warrants will be used for general operating purposes.

NASDAQ trading symbol:	IZEA

Risk factors:
As part of your evaluation of our company, you should take into account not only our business plan and strategy, but also special risks we face in our business, including our history of net losses, the competitive conditions in the social sponsorship segment in which we operate and the potential failure to popularize one or more of our marketplace platforms, including our IZEAx platform. For a detailed discussion of these and other risks, see “Risk Factors” beginning on page 4.

_________________

(1) The number of shares of our common stock outstanding as of June 10, 2016 excludes:
• warrants to purchase an aggregate of 557,435 shares of common stock (inclusive of the 321,484 being registered hereby); and

•	stock options to purchase an aggregate of 886,232 shares of common stock.
(2) The Company also filed Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-191743) and Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-197482) (the “Registration Statements”) of IZEA, Inc. on June 17, 2016 . The Registration Statements include a prospectus relating primarily to the securities issued in our 2013 private placement.  The shares being registered pursuant to the Registration Statements consist of 487,226 shares of common stock that are currently issued and outstanding and 99,976 shares of common stock that the selling stockholders may receive if they exercise their warrants for a total of 587,202 shares of common stock of IZEA, Inc.

Unless otherwise specifically stated, all information in this prospectus assumes (i) no issuance of the restricted stock units and (ii) no exercise of outstanding warrants or stock options to purchase common stock.

RISK FACTORS

In addition to the information entitled "Special Note Regarding Forward-Looking Information", investors should consider that there are numerous and varied risks, known and unknown, that may prevent us from achieving our goals.  If any of these risks actually occur, our business, financial condition or results of operation may be materially and adversely affected.  In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Related to our Business and Industry

We have a history of losses, expect future losses and cannot assure you that we will achieve profitability.

We have incurred significant net losses and negative cash flow from operations since our inception which has resulted in a total accumulated deficit of $36,842,141 as of March 31, 2016.  For the quarter ended March 31, 2016, we had a net loss of $2,592,620, including a $2,575,083 loss from operations.  Although our revenue has increased since inception, we have not achieved profitability and cannot be certain that we will be able to sustain these growth rates or realize sufficient revenue to achieve profitability. If we achieve profitability, we may not be able to sustain it.

We are developing a new platform to process all of our existing business transactions and grow our operations, but cannot provide any assurance regarding its commercial success.

We are continuing to develop our primary platform called the IZEA Exchange ( IZEAx ). IZEAx is designed to provide a unified ecosystem that enables the creation of multiple types of content through a wide variety of social channels. IZEAx is a brand-new system, engineered from the ground-up to provide an integrated offering that is improved and more efficient for the company to operate. Our intention is to focus all of our engineering resources on the IZEAx platform for the foreseeable future. Throughout 2016, we will be adding additional features and begin integrating the Ebyline platform offerings for content services within our IZEAx platform. We are spending a significant amount of time and resources on the development of this platform, but we cannot provide any assurances of its short or long-term commercial success or growth. There is no assurance that the amount of money being allocated for the platform will be sufficient to complete it, or that such completion will result in significant revenues or profit for us. There is a risk that the merging of our Ebyline platform will result in a decrease in revenue related to the self-service content business if the customers do not understand the changes or perceive that the IZEAx platform can provide them with a similar or value added service experience. If our advertisers and creators do not perceive this platform to be of high value and quality, we may not be able to retain them or acquire new advertisers and creators. Additionally, if existing or future competitors develop or offer products or services that provide significant performance, price, creative or other advantages over this platform, demand for IZEAx may decrease and our business, prospects, results of operations and financial condition could be negatively affected.

We have experienced rapid growth over a short period and we do not know whether this will continue to develop or whether it can be maintained. If we are unable to successfully respond to changes in the market, our business could be harmed.

Our business has grown rapidly as publishers, brands and creators have increasingly used our platforms. It is difficult to predict whether our platforms will continue to grow and whether the historical levels of growth can be maintained. We expect that the platforms will evolve in ways that may be difficult to predict. It is possible that brands and creators could broadly determine that they no longer believe in the value of our current platforms. In the event of these or any other changes to the market, our continued success will depend on our ability to successfully adjust our strategy to meet the changing market dynamics. If we are unable to do so, our business, prospects, results of operation and financial condition could be materially harmed.

 Delays in releasing enhanced versions of our products and services could adversely affect our competitive position.

As part of our strategy, we expect to periodically release enhanced versions of our premier platforms and related services. Even if our new versions contain the features and functionality our customers want, in the event we are unable to timely introduce these new product releases, our competitive position may be harmed. We cannot assure you that we will be able to successfully complete the development of currently planned or future products in a timely and efficient manner. Due to the complexity of these products, internal quality assurance testing and customer testing of pre-commercial releases may reveal product performance issues or desirable feature enhancements that could lead us to postpone the release of these new versions. In addition, the reallocation of resources associated with any postponement would likely cause delays in the development and release of other future products or enhancements to our currently available products. Any delay in releasing other future products or enhancements of our products could cause our financial results to be adversely impacted.

Our growth strategy depends, in part, on our acquiring companies, technologies and assets and adding them to our portfolio of software services to drive additional near and long-term revenue, which we may be unable to do.

Our growth strategy is based, in part, on our ability to acquire companies, technologies and assets. The success of this acquisition strategy will depend, in part, on our ability to accomplish the following:

•	identify suitable companies, technologies or assets to buy;

•	complete the purchase of those businesses on terms acceptable to us;

•	complete the acquisition(s) in the time frame and within the budget we expect; and

•	improve the results of operations of each of the businesses that we buy and successfully integrate its operations on an accretive basis.

There can be no assurance that we will be successful in any or all of the factors above. Our failure to successfully implement our acquisition strategy could have an adverse effect on other aspects of our business strategy and our business in general. We may not be able to find appropriate acquisition candidates, accretively acquire those candidates that we identify or integrate acquired businesses effectively and profitably. We currently have no commitments or agreements with respect to any such acquisitions, and there can be no assurance that we will complete any acquisitions in the future.

The social sponsorship landscape is subject to numerous changes that could cause our revenue to decline.

Our business model may not continue to be effective in the future for a number of reasons, including the following:

•	social sponsorship is, by its nature, limited in content relative to other media;

•	companies may be reluctant or slow to adopt social sponsorship that replaces, limits or competes with their existing direct marketing efforts;

•	companies may prefer other forms of advertising we do not offer, including certain forms of search engine placements;

•	companies, such as Facebook and Twitter, may no longer grant us access to their websites in connection with our social sponsorship platforms;

•
companies may not utilize social sponsorship due to concerns of “click-fraud” particularly related to search engine placements (“click-fraud” is a form of online fraud when a person or computer program imitates a legitimate user by clicking on an advertisement for the purpose generating a charge per click without having an actual interest in the target of the advertisement's link); and

•	regulatory actions may negatively impact certain business practices that we currently rely on to generate a portion of our revenue and profitability.

If the number of companies that purchase social sponsorship from us or the size of the sponsorship campaigns does not grow, our revenue could decline which would have a material adverse effect on our business, prospects, results of operations and financial condition.

If we fail to retain existing creators, our revenue and business will be harmed.

We must continue to retain and acquire creators that publish sponsorships through IZEAx in order to increase revenue from customers and achieve profitability. If creators do not perceive our products and services to be of high value and quality or if we fail to provide value with IZEAx , we may not be able to acquire or retain creators. If we are unable to acquire new creators in numbers sufficient to grow our business, or if creators cease using our products and services, the revenue we generate may decrease and our operating results will be adversely affected. We believe that many of our new creators originate from word of mouth and other referrals from existing creators, and therefore we must ensure that our existing creators remain loyal to our service in order to continue receiving those referrals. If our efforts to satisfy our existing creators are not successful, we may not be able to acquire new creators in sufficient numbers to continue to grow our business or we may be required to incur significantly higher marketing expenses in order to acquire new creators.
If we fail to retain existing customers or add new customers, our revenue and business will be harmed.

We depend on our ability to attract and retain customers that are prepared to offer products or services on compelling terms through IZEAx . Additionally, we rely on customers who purchase direct content from our creators in our platforms. We must continue to attract and retain customers in order to increase revenue and achieve profitability. We have two customers that accounted for 24% of our revenue during the three months ended March 31, 2016. If customers do not find our marketing and promotional services effective, they are not satisfied with content they receive, or they do not believe that utilizing our platforms provides them with a long-term increase in value, revenue or profit, they may stop using our platforms or managed services. In addition, we may experience attrition in our customers in the ordinary course of business resulting from several factors, including losses to competitors, mergers, closures or bankruptcies. If we are unable to attract new customers in numbers sufficient to grow our business, or if too many customers are unwilling to offer products or services with compelling terms to our creators through our platforms or if too many large customers seek extended payment terms, our operating results will be adversely affected.

Intense competition in our target market could impair our ability to grow and to achieve profitability.

The market for native advertising is highly competitive. We expect this competition to continue to increase, in part because there are no significant barriers to entry to our industry. Increased competition may result in price reductions for advertising space, reduced margins and loss of market share. Our principal competitors include other companies that provide advertisers with Internet advertising solutions and companies that offer pay per click search services.

Competition for advertising placements among current and future suppliers of Internet navigational and informational services, high traffic websites and social sponsorship providers, as well as competition with other media for native advertising placements, could result in significant price competition, declining margins and reductions in advertising revenue. In addition, as we continue our efforts to expand the scope of our services, we may compete with a greater number of other media companies across an increasing range of different services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other areas. If existing or future competitors develop or offer products or services that provide significant performance, price, creative or other advantages over those offered by us, our business, prospects, results of operations and financial condition could be negatively affected. We also compete with traditional advertising media, such as direct mail, television, radio, cable and print for a share of advertisers' total advertising budgets. Many current and potential competitors enjoy competitive advantages over us, such as longer operating histories, greater name recognition, larger customer bases, greater access to advertising space on high-traffic websites, and significantly greater financial, technical, sales and marketing resources. As a result, we may not be able to compete successfully. If we fail to compete successfully, we could lose customers or advertising inventory and our revenue and results of operations could decline.

Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, or if we receive unfavorable media coverage, our ability to expand our base of creators and advertisers will be impaired and our business and operating results will be harmed.

We believe that the brand identity that we have developed has significantly contributed to the success of our business. We also believe that maintaining and enhancing the "IZEA" brand is critical to expanding our base of creators and advertisers. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain the "IZEA" brand, or if we incur excessive expenses in this effort, our business, prospects, operating results and financial condition will be materially and adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. Unfavorable publicity or consumer perception of our platforms, applications, practices or service offerings, or the offerings of our advertisers, could adversely affect our reputation, resulting in difficulties in recruiting, decreased revenue and a negative impact on the number of advertisers and the size of our creator base, the loyalty of our creators and the number and variety of sponsorships we offer each day. As a result, our business, prospects, results of operation and financial condition could be materially and adversely affected.

Our total number of user accounts may be higher than the number of our actual individual advertisers or creators and may not be representative of the number of persons who are active users.

Our total number of user accounts in IZEAx and Ebyline may be higher than the number of our actual individual advertisers and creators because some may have created multiple accounts for different purposes, including different user connections. We define a user connection as a social account or blog that has been added to IZEAx under a user account. It is possible for one user to add as many user connections as they like, and it is common for talent mangers and large publishers to add many connections under a single account. Given the challenges inherent in identifying these creators, we do not have a reliable system to accurately identify the number of actual individual creators, and thus we rely on the number of total user connections and user accounts as our measure of the size of our user base. In addition, the number of user accounts includes the total number of individuals that have completed registration through a specific date, less individuals who have unsubscribed, and should not be considered as representative of the number of persons who continue to actively create to fulfill the sponsorships offered through our platforms. Many users may create an account, but do not actively participate in marketplace activities.

We may become subject to government regulation and legal uncertainties that could reduce demand for our products and services or increase the cost of doing business, thereby adversely affecting our financial results.

We are subject to laws and regulations applicable to businesses generally and certain laws or regulations directly applicable to service providers for advertising and marketing Internet commerce. Due to the increasing popularity and use of the social media, it is possible that a number of laws and regulations may become applicable to us or may be adopted in the future with respect to the Internet covering issues such as:

•	truth-in-advertising;

•	user privacy;

•	taxation;

•	right to access personal data;

•	copyrights;

•	distribution; and

•	characteristics and quality of services.

The applicability of existing laws governing issues such as property ownership, copyrights and other intellectual property, encryption, taxation, libel, export or import matters and personal privacy to social media platforms is uncertain. The vast majority of these laws were adopted prior to the broad commercial use of social media platforms and related technologies. As a result, they do not contemplate or address the unique issues of social media and related technologies. Changes to these laws intended to address these issues, including some recently proposed changes, could create uncertainty in the social media marketplace. Such uncertainty could reduce demand for our services or increase the cost of doing business due to increased costs of litigation or increased service delivery costs.

Our social sponsorship business is subject to the risks associated with word of mouth advertising and endorsements, such as violations of the “truth-in-advertising,” FTC Guides and other similar regulatory requirements and, more generally, loss of consumer confidence.

We do not engage in targeted or online behavioral advertising practices, nor do we compile or use information concerning consumer behavior on an individual level, but we may do so from time to time in the aggregate and on an anonymous basis to analyze our services and offerings, and better optimize them for improved business results.  As the practice of targeted advertising has become increasingly scrutinized by both regulators and the industry alike, a greater emphasis has been placed on educating consumers about their privacy choices on the Internet, and providing them with the right to opt in or opt out of certain industry practices, such as targeted advertising. The common thread throughout both targeted advertising and the FTC requirements described in detail in our Annual Report on Form 10-K in the section "Business - Government Regulation" is the increased importance placed on transparency between the advertiser and the consumer to ensure that consumers know the difference between “information” and “advertising” on the Internet, and are afforded the opportunity to decide how their data will be used in the manner to which they are marketed. There is a risk regarding negative consumer perception “of the practice of undisclosed compensation of social media users to endorse specific products” which pertains to a risk of overall general public confidence in the FTC's ability to enforce its Guides Concerning the Use of Endorsements and Testimonials in Advertising in social media.  As described in our Annual Report on Form 10-K in the section "Business - Government Regulation," we undertake various measures through controls across our platforms and by monitoring and enforcing our code of ethics to ensure that advertisers and creators comply with the FTC Guides when utilizing our sites, but if competitors and other companies do not, it could create a negative overall perception for the industry. Not only will readers stop relying on blogs for useful, timely and insightful information that enrich their lives by having access to up-to-the-minute information that often bears different perspectives and philosophies, but a lack of compliance will almost inevitably result in greater governmental oversight and involvement in an already-highly regulated marketplace.  If there is pervasive overall negative perception caused by others not complying with FTC Guides among its other acts, regulations and policies, then this could result in reduced revenue and results of operations and higher compliance costs for us.

New tax treatment of companies engaged in internet commerce may adversely affect the commercial use of our services and our financial results.

Due to the global nature of social media, it is possible that various states or foreign countries might attempt to regulate our transmissions or levy sales, income or other taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in internet commerce. New or revised international, federal, state or local tax regulations may subject us or our creators to additional sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over social media. New or revised taxes and, in particular, sales taxes, VAT and similar taxes would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling goods and services over social media. New taxes could also create significant increases in internal costs necessary to capture data, and collect and remit taxes. Any of these events could have an adverse effect on our business and results of operations.

Failure to comply with federal, state and international privacy laws and regulations, or the expansion of current or the enactment of new privacy laws or regulations, could adversely affect our business.

A variety of federal, state and international laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. For example, recently there have been Congressional hearings and increased attention to the capture and use of location-based information relating to users of smartphones and other mobile devices. We have posted privacy policies and practices concerning the collection, use and disclosure of creator data on our websites and platforms. Several internet companies have incurred penalties for failing to abide by the representations made in their privacy policies and practices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, FTC requirements or orders or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could result in a loss of creators or advertisers and adversely affect our business. Federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of third-party web "cookies" for behavioral advertising. The regulation of these cookies and other current online advertising practices could adversely affect our business.

Our business depends on our ability to maintain and scale the network infrastructure necessary to operate our platforms and applications, and any significant disruption in service on our platforms and applications could result in a loss of creators or advertisers.

Creators and advertisers access our services through our platforms and applications. Our reputation and ability to acquire, retain, and serve our creators and advertisers are dependent upon the reliable performance of our platforms and applications and the underlying network infrastructure. As our creator base continues to grow, we will need an increasing amount of network capacity and computing power. We have spent and expect to continue to spend substantial amounts for data centers and equipment and related network infrastructure to handle the traffic on our platforms and applications. The operation of these systems is expensive and complex and could result in operational failures. In the event that our creator base or the amount of traffic on our platforms and applications grows more quickly than anticipated, we may be required to incur significant additional costs. Interruptions in these systems, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the security or availability of our platforms and applications, and prevent our creators and advertisers from accessing our services. A substantial portion of our network infrastructure is hosted by third-party providers. Any disruption in these services or any failure of these providers to handle existing or increased traffic could significantly harm our business. Any financial or other difficulties these providers face may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. If we do not maintain or expand our network infrastructure successfully or if we experience operational failures, we could lose current and potential creators and advertisers, which could harm our operating results and financial condition.

If our security measures are breached, or if our services are subject to attacks that degrade or deny the ability of users to access our platforms, our platforms and applications may be perceived as not being secure, advertisers and creators may curtail or stop using our services, and we may incur significant legal and financial exposure.

Our platforms and applications and the network infrastructure that is hosted by third-party providers involve the storage and transmission of advertiser and creator proprietary information, and security breaches could expose us to a risk of loss of this information, litigation and potential liability. Our security measures may be breached due to the actions of outside parties, employee error, malfeasance, security flaws in the third party hosting service that we rely upon or any number of other reasons and, as a result, an unauthorized party may obtain access to our data or our advertisers' or creators' data. Additionally, outside parties may attempt to fraudulently induce employees, advertisers or creators to disclose sensitive information in order to gain access to our data or our advertisers' or creators' data.  Although we do have security measures in place, we have had instances where some customers have used fraudulent credit cards in order to pay for our services. While these breaches of our security did not result in material harm to our business, any future breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation and a loss of confidence in the security of our platforms and applications that could potentially have an adverse effect on our business. Because the techniques used to obtain and use unauthorized credit cards, obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures on a timely basis. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose advertisers, creators and vendors and have difficulty obtaining merchant processors or insurance coverage essential for our operations.

If our technology platforms contain defects, we may need to suspend their availability and our business and reputation would be harmed.

Platforms as complex as ours often contain unknown and undetected errors or performance problems. Many serious defects are frequently found during the period immediately following introduction and initial release of new platforms or enhancements to existing platforms. Although we attempt to resolve all errors that we believe would be considered serious by our customers before making our platforms available to them, our products are not error-free. These errors or performance problems could result in lost revenues or delays in customer acceptance that would be detrimental to our business and reputation. We may not be able to detect and correct errors before releasing our product commercially. We cannot assure you that undetected errors or performance problems in our existing or future products will not be discovered in the future or that known errors, considered minor by us, will not be considered serious by our customers, resulting in a decrease in our revenues.

We may be subject to lawsuits for information by our advertisers and our creators, which may affect our business.

Laws relating to the liability of providers of online services for activities of their advertisers or of social media content creators and for the content of their advertisers' listings are currently unsettled. It is unclear whether we could be subjected to claims for defamation, negligence, copyright or trademark infringement or claims based on other theories relating to the information we publish on our websites or the information that is published across our platforms. These types of claims have been brought, sometimes successfully, against online services, as well as print publications in the past. We may not successfully avoid civil or criminal liability for unlawful activities carried out by our advertisers or our creators. Our potential liability for unlawful activities of our advertisers or our creators or for the content of our advertisers' listings could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings. Our insurance may not adequately protect us against these types of claims and the defense of such claims may divert the attention of our management from our operations. If we are subjected to such lawsuits, it may adversely affect our business.

If we fail to detect click-fraud, we could lose the confidence of our advertisers and advertising partners as a result of lost revenue to advertisers or misappropriation of proprietary and confidential information, thereby causing our business to suffer.

“Click-fraud” is a form of online fraud when a person or computer program imitates a legitimate user by clicking on an advertisement for the purpose generating a charge per click without having an actual interest in the target of the advertisement's link. We are exposed to the risk of fraudulent or illegitimate clicks on our sponsored listings. The security measures we have in place, which are designed to reduce the likelihood of click-fraud, detect click-fraud from time to time. While the instances of click-fraud that we have detected to date have not had a material effect on our business, click-fraud could result in an advertiser experiencing a reduced return on their investment in our advertising programs because the fraudulent clicks will not lead to revenue for the advertisers. As a result, our advertisers and advertising partners may become dissatisfied with our advertising programs, which could lead to loss of advertisers, advertising partners and revenue. In addition, anyone who is able to circumvent our security measures could misappropriate proprietary and confidential information or could cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to address problems caused by such breaches. Concerns over the security of the Internet and other online transactions and the privacy of users may also deter people from using the Internet to conduct transactions that involve transmitting confidential information.

If third parties claim that we infringe their intellectual property rights, it may result in costly litigation.

We cannot assure you that third parties will not claim our current or future products or services infringe their intellectual property rights. Any such claims, with or without merit, could cause costly litigation that could consume significant management time. As the number of product and services offerings in our market increases and functionalities increasingly overlap, companies such as ours may become increasingly subject to infringement claims. These claims also might require us to enter into royalty or license agreements. If required, we may not be able to obtain such royalty or license agreements, or obtain them on terms acceptable to us.

Historically, we have not relied upon patents to protect our proprietary technology, and our competitors may be able to offer similar products and services which would harm our competitive position.

Our success depends upon our proprietary technology. We do not have registered patents on any of our current platforms, because we determined that the costs of patent prosecution outweighed the benefits given the alternative of reliance upon copyright law to protect our computer code and other proprietary technology and properties. In addition to copyright laws, we rely upon service mark and trade secret laws, confidentiality procedures and contractual provisions to establish and protect our proprietary rights. As part of our confidentiality procedures, we enter into non-disclosure agreements with our employees and consultants. Despite these precautions, third parties could copy or otherwise obtain and use our technology without authorization, or develop similar technology independently. In addition, effective protection of intellectual property rights is unavailable or limited in certain foreign countries. We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products and services or design around any intellectual property rights we hold.

We have developed a new platform called the IZEA Exchange ( IZEAx ). IZEAx is designed to provide a unified ecosystem that enables the creation of multiple types of content including blog posts, status updates, videos and photos through a wide variety of social channels including blogs, Twitter, Facebook, Instagram, Tumblr and LinkedIn, among others. We have filed a patent application covering important features of this platform and own a registered trademark for “Native Ad Exchange.” We are aggressively pursuing a patent application with the desired outcome of receiving a patent for the platform, although there can be no assurance thereof.

Our market is subject to rapid technological change and, to compete, we must continually enhance our products and services.

We must continue to enhance and improve the performance, functionality and reliability of our products and services. The social sponsorship industry is characterized by rapid technological change, changes in user requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our products and services obsolete. In the past, we have discovered that some of our customers desire additional performance and functionality not currently offered by our products. Our success will depend, in part, on our ability to develop new products and services that address the increasingly sophisticated and varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our technology and other proprietary technology involves significant technical and business risks. We may fail to use new technologies effectively or to adapt our proprietary technology and systems to customer requirements or emerging industry standards. If we are unable to adapt to changing market conditions, customer requirements or emerging industry standards, we may not be able to increase our revenue and expand our business.

Difficulties we may encounter managing our growth could adversely affect our results of operations.

We have experienced a period of growth that has placed, and and will continue to place, a strain on our managerial and financial resources. As our business needs expand, we intend to hire new employees. To manage the expected growth of our operations and personnel, we will be required to:

•	improve existing, and implement new, operational, financial and management controls, reporting systems and procedures;

•	install enhanced management information systems; and

•	train, motivate and manage our employees.

We may not be able to install adequate management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we are unable to manage growth effectively, our business would be seriously harmed.

If we lose key personnel or are unable to attract and retain additional qualified personnel we may not be able to successfully manage our business and achieve our objectives.

We believe our future success will depend upon our ability to retain our key management, including Edward H. Murphy, our President and Chief Executive Officer, and Ryan S. Schram, our Chief Operating Officer. Mr. Murphy, who is our founder, has unique knowledge regarding the social sponsorship space and business contacts that would be difficult to replace. Mr. Schram has sales, marketing and development expertise regarding our platforms that our other officers do not possess.

Even though we have employment agreements in place with them, if Messrs. Murphy and Schram were to become unavailable to us, our operations would be adversely affected. We maintain "key-man" life insurance for our benefit in the amount of $1,500,000 on the life of Mr. Murphy. This insurance may be inadequate to compensate us for the loss of Mr. Murphy. Moreover, we have no insurance to compensate us for the loss of any other of our executive officers or key employees.

     Our future success and our ability to expand our operations will also depend in large part on our ability to attract and retain additional qualified graphic designers, computer scientists, sales and marketing and senior management personnel. Competition for these types of employees is intense due to the limited number of qualified professionals and the high demand for them, particularly in the Orlando, Florida area where our headquarters are located. We have in the past experienced difficulty in recruiting qualified personnel. Failure to attract, assimilate and retain personnel, including key management, technical, sales and marketing personnel, would have a material adverse effect on our business and potential growth.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies.  As a public company, we expect these rules and regulations to increase our compliance costs and to make certain activities more time consuming and costly.  As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult and costly for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers.

Risks Relating to our Common Stock

Exercise of stock options, warrants and other securities will dilute your percentage of ownership and could cause our stock price to fall.

As of June 10, 2016 , we had 5,358,458 shares of common stock issued, outstanding stock options to purchase 886,232 shares of common stock at an average price of $8.51 per share, and outstanding warrants to purchase 557,435 shares of common stock at an average price of $8.60 per share.

We also have reserved shares to issue stock options, restricted stock or other awards to purchase or receive up to 101,713 shares of common stock under our May 2011 Equity Incentive Plan and 61,215 shares of common stock under our 2014 Employee Stock Purchase Plan. In the future, we may grant additional stock options, restricted stock units, warrants and convertible securities. The exercise, conversion or exchange of stock options, restricted stock units, warrants or convertible securities will dilute the percentage ownership of our other stockholders. Sales of a substantial number of shares of our common stock could cause the price of our common stock to fall and could impair our ability to raise capital by selling additional securities.

There may be substantial sales of our common stock under the prospectus relating to our 2013 and 2014 Private Placements, which could cause our stock price to drop.

We have two other effective registration statements (File No. 333-191743 and File No. 333-197482) covering the resale of 587,202 shares of our common stock that may be offered by certain stockholders who participated in our 2013 Private Placement and loan consideration from August through September 2013 or who obtained shares of common stock for services. The number of shares the selling stockholders may sell consists of 487,226 shares of common stock that are currently issued and outstanding and 99,976 shares of common stock that they may receive if they exercise their warrants.

This registration statement (File No. 333-195081) covers the resale of 1,469,147 shares of our common stock that may be offered by certain stockholders who participated in our 2014 Private Placement. The number of shares the selling stockholders may sell consists of 1,147,663 shares of common stock that are currently issued and outstanding and 321,484 shares of common stock that they may receive if they exercise their warrants.

There are currently no agreements or understandings in place with these selling stockholders to restrict their sale of those shares.  Sales of a substantial number of shares of our common stock by the selling stockholders over a short period of time could cause the market price of our common stock to drop and could impair our ability to raise capital in the future by selling additional securities.

Our earnings are subject to substantial quarterly and annual fluctuations and to market downturns.

Our revenues and earnings may fluctuate significantly in the future. General economic or other political conditions may cause a downturn in the market for our products or services. Despite the recent improvements in market conditions, a future downturn in the market for our products or services could adversely affect our operating results and increase the risk of substantial quarterly and annual fluctuations in our earnings. Our future operating results may be affected by many factors, including, but not limited to: our ability to retain existing or secure anticipated advertisers and creators; our ability to develop, introduce and market new products and services on a timely basis; changes in the mix of products developed, produced and sold; and disputes with our advertisers and creators.  These factors affecting our future earnings are difficult to forecast and could harm our quarterly and/or annual operating results. The change in our earnings or general economic conditions may cause the market price of our common stock to fluctuate.

Our stock price may be volatile.

While our shares of common stock recently became listed for trading on the Nasdaq Capital Market, the stock market in general, and the stock prices of technology-based companies in particular, have experienced volatility that often has been unrelated to the operating performance of any specific public company.  The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	changes in our industry;

•	competitive pricing pressures;

•	our ability to obtain working capital financing;

•	additions or departures of key personnel;

•	limited "public float" in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market prices of our common stock;

•	expiration of any Rule 144 holding periods or registration of unregistered securities issued by us;

•	sales of our common stock;

•	our ability to execute our business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	regulatory developments; and

•	economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future.  Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future.  The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our Board of Directors may consider relevant.  If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus are forward-looking statements that involve risks and uncertainties. In some cases, you can identify forward-looking statements by our use of words such as “may,” “could,” “should,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” or the negative or other variations of these words and other similar words. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other factors include, among others, those discussed in more detail under the heading “Risk Factors” and elsewhere in this prospectus.

Our forward-looking statements are based on our current expectations, intentions and beliefs as of the date of this prospectus. Although we believe that the expectations reflected in our forward-looking statements are reasonable as of the date of this prospectus, we cannot guarantee future results, acquisitions of new creditor clients, settlement volumes or amounts, levels of activity, performance or achievements or other future events. You should not place undue reliance on our forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ seriously from expectations are:

•	our ability to raise additional funding,

•	our ability to maintain and grow our business,

•	variability of operating results,

•	our ability to maintain and enhance our brand,

•	our expansion and development of new products and services,

•	marketing and other business development initiatives,

•	competition in the industry,

•	general government regulation,

•	economic conditions,

•	dependence on key personnel,

•	the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the service requirements of our clients,

•	our ability to protect our intellectual property,

•	the potential liability with respect to actions taken by our existing and past employees,

•	risks associated with international sales, and

•	other risks described in this prospectus and in our other filings with the SEC.

USE OF PROCEEDS

A total of up to 1,469,147 shares may be offered by certain stockholders who participated in our private placement in February 2014. The number of shares the selling stockholders may sell consists of 1,147,663 shares of common stock that are currently issued and outstanding and 321,484 shares of common stock that they may receive if they exercise their warrants.

We will not receive any of the proceeds from the sale or other disposition of the common stock covered by this prospectus by the selling stockholders, but we will receive the exercise price of the warrants if the warrants are exercised for cash.

The exercise price of outstanding warrants covered by this prospectus is (i) $7.00 per share related to 160,742 shares of common stock and (ii) $10.00 per share related to 160,742 shares of common stock. If all of the warrants are exercised for cash, we will receive proceeds of $2,732,614 which we will use for general corporate purposes.

We will bear all expenses incident to the registration of the shares of our common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold or otherwise disposed of by the selling stockholders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling stockholders.

PRICE RANGE OF COMMON STOCK

Market Information

On January 26, 2016, our shares of common stock commenced trading on the Nasdaq Capital Market under the symbol IZEA. Prior thereto, our common stock was quoted on the OTCQB marketplace under the same symbol. On January 6, 2016, we filed a Certificate of Change with the Secretary of State of Nevada to effect a reverse stock split of our outstanding shares of common stock at a ratio of one share for every 20 shares outstanding prior to the effective date of the reverse stock split. All historical prices in the following table reflect the 1-for-20 reverse stock split of our outstanding shares of common stock that became market effective on January 11, 2016.

The following table sets forth, for the calendar periods indicated, the range of the high and low closing prices reported for our common stock. The quotations represent inter-dealer prices without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions. The quotations may be rounded for presentation.

Fiscal year ended December 31, 2014	High	Low
First quarter	$13.50	$6.00
Second quarter	$12.20	$8.20
Third quarter	$10.00	$7.00
Fourth quarter	$7.40	$3.80

Fiscal year ended December 31, 2015	High	Low
First quarter	$8.00	$4.60
Second quarter	$10.00	$7.20
Third quarter	$8.80	$6.80
Fourth quarter	$9.70	$6.81

Fiscal year ending December 31, 2016	High	Low
First quarter	$8.40	$6.38
Second quarter (through June 10, 2016)	$7.30	$5.75

Holders

As of June 10, 2016 , we had approximately 266 shareholders of record of our common stock.  This number does not include beneficial owners whose shares are held in the names of various securities brokers, dealers and registered clearing agencies.

Dividend Policy

We have never declared or paid cash dividends on our common stock, and we do not intend to pay any cash dividends on our common stock in the foreseeable future. Rather, we expect to retain future earnings (if any) to fund the operation and expansion of our business and for general corporate purposes.

SELLING STOCKHOLDERS
A total of up to 1,469,147 shares may be offered by certain stockholders who participated in our private placement in February 2014. The number of shares the selling stockholders may sell consists of 1,147,663 shares of common stock that are currently issued and outstanding and 321,484 shares of common stock that they may receive if they exercise their warrants.
The shares in this registration statement were received as part of the following transaction:

2014 Private Placement

On February 21, 2014, we completed a private placement pursuant to a Purchase Agreement dated as of February 12, 2014, for the issuance and sale of 1,714,297 shares of our common stock, at a purchase price of $7.00 per share, to a number of institutional and other accredited investors, for gross proceeds of $12,000,000 (the "2014 Private Placement"). As part of the 2014 Private Placement, the investors received warrants to purchase up to 857,158 shares of our common stock at an exercise price of $7.00 per share and warrants to purchase up to another 857,158 shares of our common stock at an exercise price of $10.00 per share. The warrants will expire on February 21, 2019, five years after the date on which they were issued. At the closing of the 2014 Private Placement, we paid Craig-Hallum Capital Partners LLC, the exclusive placement agent for the 2014 Private Placement, cash compensation of $814,850 and two five-year warrants, one warrant to purchase up to 37,526 shares of the Company's common stock at an exercise price of $7.00 per share and another warrant to purchase up to 37,526 shares of the Company' common stock at an exercise price of $10.00 per share.

The net proceeds from the 2014 Private Placement, following the payment of offering-related expenses, are being used by us to focus on revenue growth through the acceleration of our sales and client relations activities and marketing initiatives, establishment of strategic partnerships and continuation of technology and engineering enhancements to our platforms, as well as to fund our working capital and capital expenditure requirements.

We agreed, pursuant to the terms of a registration rights agreement with the investors, to (i) file a shelf registration statement with respect to the resale of the shares of our common stock sold to the investors and shares of our common stock issuable upon exercise of the warrants with the SEC within the sooner of 60 days after the closing date or 10 business days after we filed our Annual Report on Form 10-K for the year ended December 31, 2013; (ii) use our commercially reasonable best efforts to have the shelf registration statement declared effective by the SEC as soon as possible after the initial filing, and in any event no later than 90 days after the closing date (or 120 days in the event of a full review of the shelf registration statement by the SEC); and (iii) keep the shelf registration statement effective until all registrable securities may be sold pursuant to Rule 144 under the Securities Act of 1933, without the need for current public information or other restriction. We filed a registration statement on Form S-1 (File No. 333-195081) related to these shares on April 7, 2014, which was declared effective by the SEC on May 14, 2014 (satisfying the terms of (i) and (ii) above).

This prospectus is being filed to continue registration of shares owned by officers, directors, each person or group who beneficially owns more than 5% of our outstanding common stock and each stockholder currently holding warrants that were issued in the 2014 Private Placement. All other shares originally registered may be sold pursuant to Rule 144 under the Securities Act of 1933 and are no longer included in this prospectus.

Selling Stockholder Table
The table below sets forth:

•	the name of the selling stockholders,

•
the number of shares of common stock beneficially owned by the selling stockholder if such holder is a current officer, director, person or group who beneficially owns more than 5% of our outstanding common stock. If the selling stockholder is less than a 5% beneficial owner, the number of shares beneficially owned is determined to be the amount of shares they would receive upon conversion of any warrant shares currently held plus any known shares they own as a shareholder of record on June 10, 2016 ,

•	the maximum number of shares of common stock that may be sold or disposed of by the selling stockholders under this prospectus,

•
the maximum number of shares of common stock that may be sold or disposed by the selling stockholders under Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-191743) and Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-197482) of IZEA, Inc. filed on June 17, 2016 ,

•	the number of shares of common stock that would be owned by the selling stockholders after completion of the offering, assuming the sale of all of the common stock covered by this prospectus, and

•
the percentage of common stock beneficially owned by the selling stockholders after the offering based on 5,358,458 shares of common stock outstanding on June 10, 2016 plus any common stock issuable to the selling stockholder upon exercise of stock options and warrants that are currently exercisable or exercisable within 60 days after the date of this prospectus.

Except for Edward H. Murphy, Brian W. Brady and Lindsay A. Gardner, none of the selling stockholders are members of management, insiders or affiliates of our company. Except for these individuals or as noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us.
None of the selling stockholders is a broker-dealer regulated by the Financial Industry Regulatory Authority and, except for Albert Hanser, William F. Hartfiel III and James Henry Zavoral Jr., none of the selling stockholders is an affiliate of such a broker-dealer.   Any selling stockholder that is a broker-dealer or an affiliate of a broker-dealer purchased their shares in the ordinary course of business, and at the time of the purchase of the shares being offered, such selling stockholders had no agreements or understandings, directly or indirectly, with any person to distribute the shares being offered in this registration statement.

All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of such shares and each selling stockholder may offer all or part of the shares it owns for resale from time to time pursuant to this prospectus.

The term “selling stockholders” also includes any pledgees, donees, transferees or other successors in interest to the selling stockholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has voting power and investment power (subject to applicable community property laws) with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Any selling stockholders who are affiliates of broker-dealers and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such selling stockholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock in violation of the Securities Act.

Beneficial ownership is determined under the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after June 10, 2016 . The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

Selling Stockholder	Number of Shares Beneficially Owned		Maximum Number to be Sold under 2014 Private Placement Registration	Maximum Number to be Sold under 2013 Private Placement Registration (20)	Number of Shares Beneficially Owned after the Offerings	Percentage of Common Stock Beneficially Owned after the Offerings
Edward H. Murphy	323,936	(1)	872	—	323,064	5.7%
Brian W. Brady	912,487	(2)	71,431	467,226	373,830	7.0%
Lindsay A. Gardner	71,230	(3)	57,144	—	14,086	0.3%
Special Situations Technology Fund II, L.P.	546,621	(4)	546,621	—	—	—%
Special Situations Private Equity Fund, L.P.	375,132	(4)	375,132	—	—	—%
Special Situations Technology Fund, L.P.	96,463	(4)	96,463	—	—	—%
Pennington Capital	64,286	(5)	64,286	—	—	—%
Midsummer Small Cap Master, Ltd	70,000	(6)	50,000	20,000	—	—%
Warberg WF IV LP	39,290	(7)	39,290	—	—	—%
New Frontier Capital, L.P.	28,572	(8)	28,572	—	—	—%
JEB Partners, L.P.	28,572	(9)	28,572	—	—	—%
Plough Penny Partners LP	14,286	(10)	14,286	—	—	—%
Kirkwood Capital Partners, LLC	21,430	(11)	21,430	—	—	—%
Verbier SP Partnership, LP	15,000	(12)	15,000	—	—	—%
David R. Morgan	14,286	(13)	14,286	—	—	—%
Southshore Capital Partners, LP	14,286	(14)	14,286	—	—	—%
Albert Hanser	7,144	(15)	7,144	—	—	—%
James Henry Zavoral Jr.	7,144	(16)	7,144	—	—	—%
Robert J. Evans	7,144	(17)	7,144	—	—	—%
William F. Hartfiel III	7,144	(18)	7,144	—	—	—%
Janet M. Voight Trust	2,900	(19)	2,900	—	—	—%
Additional Stockholders	99,976	(20)	—	99,976	—	—%

			1,469,147	587,202

_________________

(1)	Mr. Murphy's share ownership includes 297,629 shares and exercisable stock options to purchase 26,307 shares of common stock under our May 2011 Equity Incentive Plan.

(2)
Mr. Brady's share ownership includes 907,943 shares, exercisable stock options to purchase 3,919 shares of common stock under our May 2011 Equity Incentive Plan and exercisable stock options to purchase 625 shares of common stock under our August 2011 Equity Incentive Plan.

(3)
Mr. Gardner's share ownership includes 66,366 shares, exercisable stock options to purchase 2,364 shares of common stock under our May 2011 Equity Incentive Plan and exercisable stock options to purchase 2,500 shares of common stock under our August 2011 Equity Incentive Plan.

(4)
According to Schedule 13G filed on March 4, 2016, Special Situations Technology Fund II, L.P. (SSFTechII) is the registered holder of 546,621 shares, Special Situations Private Equity Fund, L.P. (SSFPE) is the registered holder of 375,132 shares, and Special Situations Technology Fund, L.P. (SSFTech) is the registered holder of 96,463 shares.  As a result of the beneficial ownership limitations included in the warrants held by SSFTechII, SSFPE and SSFTech, the warrants may be exercised to the extent that the total number of shares of common stock then beneficially owned does not exceed 19.99% of the outstanding stock. AWM Investment Company, Inc. (AWM) is the investment adviser to SSFTechII, SSFPE and SSFTech.  Austin W. Marxe, David M. Greenhouse and Adam C. Stettner are the principal owners of AWM.  Through their control of AWM, Messrs. Marxe, Greenhouse and Stettner  share voting and investment control over the portfolio securities of each of the Special Situations funds listed above.  The address of the Special Situations funds is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(5)
Pennington Capital is the registered holder of warrants to purchase 64,286 shares. Robert J. Evans, as Managing Member of Pennington Partners, has voting and disposition power of the shares and warrants owned by Pennington Capital offered under this prospectus. This amount excludes shares and warrants that Mr. Evans individually owns, which are separately reported in the table above and explained in footnote (19) below.

(6)
Midsummer Small Cap Master, Ltd is the registered holder of warrants to purchase 70,000 shares (of which 20,000 were acquired in the 2013 Private Placement). Midsummer Capital, LLC is the investment manager of Midsummer Small Cap Master, Ltd.  As members of Midsummer Capital, LLC, Joshua Thomas and Alan Benaim have voting and dispositive authority over the shares and warrants owned by Midsummer Small Cap Master, Ltd offered under this prospectus. The address for Midsummer Small Cap Master Ltd is c/o Midsummer Capital, LLC, 733 Third Avenue, 19th Floor, New York, NY 10017.

(7)
Warberg WF IV LP is the registered holder of warrants to purchase 39,290 shares. These warrants were assigned to them from three former selling stockholders. Daniel Warsh, as Manager of Warberg WF IV LP, has voting and disposition power of the warrants owned by Warberg WF IV LP offered under this prospectus.

(8)
New Frontier Capital, L.P. is the registered holder of warrants to purchase 28,572 shares. William L. Musser, Jr., as President of the general partner of New Frontier Capital, L.P., has voting and disposition power of the warrants owned by New Frontier Capital, L.P. offered under this prospectus.

(9)
JEB Partners, L.P. is the registered holder of warrants to purchase 28,572 shares. James E. Besser, as General Partner of JEB Partners, L.P., has voting and disposition power of the warrants owned by JEB Partners, L.P. offered under this prospectus.

(10)
Plough Penny Partners LP is the registered holder of warrants to purchase 14,286 shares. Judson Traphagen, as General Partner of Plough Penny Partners LP, has voting and disposition power of the warrants owned by Plough Penny Partners LP offered under this prospectus.

(11)
Kirkwood Capital Partners, LLC is the registered holder of warrants to purchase 21,430 shares. Jeffrey Solomon, as Manager of Kirkwood Capital Partners, LLC, has voting and disposition power of the warrants owned by Kirkwood Capital Partners, LLC offered under this prospectus.

(12)
Verbier SP Partnership, L.P. is the registered holder of warrants to purchase 15,000 shares. James J. Tiampo, as President of the general partner of Verbier SP Partnership, L.P., has voting and disposition power of the warrants owned by Verbier SP Partnership, L.P. offered under this prospectus.

(13)	Mr. Morgan’s share ownership reflects warrants to purchase 14,286 shares.

(14)
Southshore Capital Partners, LP is the registered holder of warrants to purchase 14,286 shares. Thomas (Taz) M. Turner, as General Partner of Southshore Capital Partners, LP, has voting and disposition power of the warrants owned by Southshore Capital Partners, LP offered under this prospectus.

(15)
Mr. Hanser’s share ownership reflects warrants to purchase 7,144 shares. Mr. Hanser is a Managing Director of Craig-Hallum Capital Partners LLC, a registered broker-dealer that acted as our exclusive placement agent in the February 2014 Private Placement. At the time of purchase of these securities, neither Mr. Hanser nor Craig-Hallum Capital Partners LLC had any agreement or understanding, directly or indirectly, with any person to distribute the securities.

(16)
Mr. Zavoral’s share ownership reflects warrants to purchase 7,144 shares. Mr. Zavoral is a Managing Director of Craig-Hallum Capital Partners LLC, a registered broker-dealer that acted as our exclusive placement agent in the February 2014 Private Placement. At the time of purchase of these securities, neither Mr. Zavoral nor Craig-Hallum Capital Partners LLC had any agreement or understanding, directly or indirectly, with any person to distribute the securities.

(17)
Mr. Evans’ share ownership reflects warrants to purchase 7,144 shares. The amount excludes shares and warrants owned by Pennington Capital, LLC, of which Mr. Evans is the Managing Member, which are separately reported in the table above and explained in footnote (5) above.

(18)
Mr. Hartfiel’s share ownership reflects warrants to purchase 7,144 shares. Mr. Hartfiel is the Head of Investment Banking of Craig-Hallum Capital Partners LLC, a registered broker-dealer that acted as our exclusive placement agent in the February 2014 Private Placement. At the time of purchase of these securities, neither Mr. Hartfiel nor Craig-Hallum Capital Partners LLC had any agreement or understanding, directly or indirectly, with any person to distribute the securities.

(19)
Janet M. Voight Trust u/a dtd 8/28/96 is the registered holder of warrants to purchase 2,900 shares. Janet Voight and Donald Voight, as co-trustees of the Janet M. Voight Trust u/a dtd 8/28/96, are deemed to be the beneficial owners of these shares and warrants and have shared voting and disposition power of the shares and warrants owned by the trust offered under this prospectus.

(20)
The Company also filed Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-191743) and Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-197482) (the “Registration Statements”) of IZEA, Inc. on June 17, 2016 . The Registration Statements include a prospectus relating primarily to the securities issued in our 2013 private placement.  The shares being registered pursuant to the Registration Statements consist of 487,226 shares of common stock that are currently issued and outstanding and 99,976 shares of common stock that the selling stockholders may receive if they exercise their warrants for a total of 587,202 shares of common stock of IZEA, Inc. Some of the selling stockholders listed in that prospectus are also included as selling stockholders in this prospectus due to their additional investment in our 2014 private placement. This column details the shares registered in the second prospectus according to the selling stockholders within this prospectus. The remaining 99,976 shares registered for selling stockholders not related to this prospectus are combined as "Additional Stockholders" herein. See File No. 333-191743 and 333-197482 for more detail on these stockholders.

PLAN OF DISTRIBUTION

The sale of shares of common stock by the selling stockholders or their respective heirs, successors, assigns, donees or other successors-in-interest may be effected from time to time in transactions (which may include block transactions by or for the account of the selling stockholders or such persons) on the over-the-counter market or wherever the shares are then traded or quoted, including ordinary brokers' transactions, in privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.
Selling stockholders or such persons may effect such transactions by selling their shares underlying private financings notes and warrants directly to purchasers, through broker-dealers acting as agents for the selling stockholders or to broker-dealers who may purchase such shares as principals and thereafter sell the shares from time to time in the over-the-counter market or wherever the shares are then traded or quoted, in negotiated transactions or otherwise in any single transaction or series of related transactions permitted by law, rule or regulation. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions). The maximum compensation to be received by any FINRA member or independent broker-dealer will not be greater than 8% for the sale of any securities set forth in the selling stockholder table contained within this prospectus.
We are required to pay all fees and expenses incident to the registration of the shares registered hereunder. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended. To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution. To comply with the securities laws of certain jurisdictions, registered or licensed brokers or dealers may need to offer or sell the shares offered by this prospectus. The applicable rules and regulations under the Securities Exchange Act of 1934, as amended, may limit any person engaged in a distribution of the shares of common stock covered by this prospectus in its ability to engage in market activities with respect to such shares. The selling stockholders, for example, will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under it, which provisions may limit the timing of purchases and sales of any shares of common stock by the selling stockholders.

A selling stockholder that is an entity may elect to make a pro-rata, in-kind distribution of the shares of common stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradeable shares of common stock pursuant to the distribution through a registration statement.

The selling stockholders and broker-dealers, if any, acting in connection with such sales might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We have 210,000,000 authorized shares of capital stock, par value $0.0001 per share, of which 200,000,000 shares are common stock and 10,000,000 shares are “blank-check” preferred stock.

Capital Stock Issued and Outstanding

We have the following issued and outstanding securities as of June 10, 2016 :

•	5,358,458 shares of common stock;

•	warrants to purchase an aggregate of 557,435 shares of common stock; and

•	stock options to purchase an aggregate of 886,232 shares of common stock.

Common Stock

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our Board of Directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stockholders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote, meaning that shareholders may not give more than one vote per share to any single nominee for election to our Board of Directors.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Preferred Stock

Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. We do not currently have any outstanding shares of preferred stock.

Transfer Agent

The transfer agent and registrar for our common stock is Island Stock Transfer, Clearwater, Florida.

Anti-Takeover Provisions

The provisions of Nevada law and our bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of the company. These provisions may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada Law
Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The shareholders or Board of Directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more shareholders, with at least 100 of such shareholders being both shareholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 shareholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our shareholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the Board of Directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the Board of Directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Articles of Incorporation and Bylaws
Our articles of incorporation are silent as to cumulative voting rights in the election of our directors. Nevada law requires the existence of cumulative voting rights to be provided for by a corporation's articles of incorporation.  As such, the combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of us by replacing our Board of Directors. Our articles of incorporation and bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of us.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Neither our articles of incorporation nor bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute ("NRS"). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

LEGAL MATTERS

Olshan Frome Wolosky LLP, New York, New York, has passed upon the validity of the common stock offered by this prospectus as our counsel.

EXPERTS
Our audited financial statements as of December 31, 2015 and 2014 and for the years then ended have been incorporated by reference in this Prospectus in reliance on the reports of BDO USA, LLP and Cross, Fernandez & Riley, LLP, respectively, independent registered public accounting firms, on the authority of said firms as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common shares offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://corp.izea.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information and other content contained on our website are not part of the prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to incorporate into this prospectus information we file with the SEC in other documents. The information incorporated by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update and supersede this information. The documents we have incorporated by reference are:

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on May 11, 2016;

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on March 30, 2016;

•	Our Current Report on Form 8-K filed with the SEC on January 12, 2016; and

•	The description of our common stock contained in Items 1 and 2 of our registration on Form 8-A, filed with the SEC on February 25, 2016.
All documents filed by IZEA with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement shall be deemed incorporated by reference into this prospectus from the respective dates of filing such documents.

Any future filings IZEA makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated herein by reference until completion of the offering (excluding any portions of such filings that have been “furnished” but not “filed” for purposes of the Exchange Act). Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in those documents modifies or supersedes that statement. Any statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not support to be complete, and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all provisions of such contract or other document.

We will provide a copy of the documents we incorporate by reference or refer to in this prospectus, at no cost, to any person that receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: IZEA, Inc. 480 N. Orlando Avenue, Suite 200, Winter Park, FL 32789, Attn: LeAnn C. Hitchcock, Chief Financial Officer, (407) 674-6911.
You should read the information in this prospectus together with the information in the documents incorporated by reference.

1,469,147 Shares

Common Stock
_________________
PROSPECTUS
_________________

June __, 2016

PART II.     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table provides information regarding the various actual and anticipated expenses payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Nature of Expense	Amount

SEC registration fee	$—
Accounting fees and expenses	2,500
Legal fees and expenses	2,500
Miscellaneous	—
Total	$5,000

Item 14. Indemnification of Directors and Officers.
Our directors and officers are indemnified as provided by the Nevada Statutes and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.
Limitation of Liability of Directors
Our Articles of Incorporation provide that, to the fullest extent permitted by the Nevada Revised Statutes, no director of the company will be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of transactions within the last three years involving sales of our securities that were not registered under the Securities Act:

Sale of Securities

From August 15, 2013 through September 23, 2013, we raised $2,182,500 in cash through the sale of 436,500 shares of our common stock at a price of $5.00 per share in a private placement of our shares (the "2013 Private Placement"). Additionally, we converted notes payable and accrued interest thereon totaling $1,376,618 into 275,325 shares of our common stock at an effective price of $5.00 per share. We also issued fully-exercisable, five-year warrants to purchase 355,914 shares of our common stock at an exercise price of $5.00 per share and fully-exercisable, five-year warrants to purchase 355,914 shares of our common stock at an exercise price of $10.00 per share. Pursuant to the terms of the Securities Purchase Agreement in the 2013 Private Placement, we filed a registration statement on Form S-1 (No. 333-191743) with the SEC on October 16, 2013, for purposes of registering the resale of these shares of common stock and the shares underlying the warrants. This registration statement was declared effective by the SEC on November 8, 2013. We later filed a registration statement on Form S-1 (No. 333-197482) with the SEC on July 17, 2014, for purposes of registering the remaining portion of the shares underlying the warrants. This registration statement was declared effective by the SEC on July 29, 2014.

On February 21, 2014, we completed a private placement pursuant to a Purchase Agreement dated as of February 12, 2014, for the issuance and sale of 1,714,297 shares of its common stock, at a purchase price of $7.00 per share, for gross proceeds of $12,000,000 ("2014 Private Placement"). As part of the private placement, the investors received warrants to purchase up to 857,158 shares of our common stock at an exercise price of $7.00 per share and warrants to purchase up to another 857,158 shares of our common stock at an exercise price of $10.00 per share. The warrants expire on February 21, 2019. At the closing of the private placement, we paid Craig-Hallum Capital Partners LLC, the exclusive placement agent for the private placement, cash compensation of $814,850 and two five-year warrants, one warrant to purchase up to 37,526 shares of our common stock at an exercise price of $7.00 per share and another warrant to purchase up to 37,526 shares of our common stock at an exercise price of $10.00 per share.
The net proceeds from the private placement, following the payment of offering-related expenses, are being used by us to focus on revenue growth through the acceleration of our sales and client relations activities and marketing initiatives, establishment of strategic partnerships and continuation of technology and engineering enhancements to our platforms, as well as to fund our working capital and capital expenditure requirements.

We agreed, pursuant to the terms of a registration rights agreement with the investors, to (i) file a shelf registration statement with respect to the resale of the shares of its common stock sold to the investors and shares of its common stock issuable upon exercise of the warrants with the SEC within the sooner of 60 days after the closing date or 10 business days after we filed our Annual Report on Form 10-K for the year ended December 31, 2013; (ii) use our commercially reasonable best efforts to have the shelf registration statement declared effective by the SEC as soon as possible after the initial filing, and in any event no later than 90 days after the closing date (or 120 days in the event of a full review of the shelf registration statement by the SEC); and (iii) keep the shelf registration statement effective until all registrable securities may be sold pursuant to Rule 144 under the Securities Act of 1933, without the need for current public information or other restriction. We filed a registration statement on Form S-1 related to these shares on April 7, 2014, which was declared effective by the SEC on May 14, 2014 (satisfying the terms of (i) and (ii) above). On February 21, 2015, the terms of (iii) were satisfied as securities may now be sold pursuant to Rule 144 one year after issuance.
Issuance of Common Stock for Services

On September 30, 2013, we entered into an agreement pursuant to which we issued 41,155 shares of restricted common stock, at an effective price of $7.00 per share, to settle a $288,081 balance owed for legal services. Under the terms of the agreement, we agreed to register these shares upon filing of our next registration statement. Due to the large number of securities for which we requested registration, we were only able to register 20,578 of these shares. We filed a registration statement with the SEC on Form S-1 on October 16, 2013. This registration statement was declared effective by the SEC on November 8, 2013.

Effective October 1, 2013, we entered into a six-month agreement to pay $5,000 per month to a firm which would provide investor relations services. In accordance with the agreement, we also issued 2,500 shares of restricted common stock valued at $19,000 on October 1, 2013.

We issued 4,284 shares of restricted common stock valued at $25,000 to each Brian W. Brady and Dan R. Rua for their service as directors of our company during the year ended December 31, 2013.

Effective January 1, 2014, we entered into a one year agreement to pay $7,500 per month and 5,000 shares of stock per quarter to a firm to provide investor relations services. In accordance with the agreement, we issued 5,000 shares of common stock valued at $30,110 on January 1, 2014 and 5,000 shares of common stock valued at $52,000 on April 1, 2014. This agreement was canceled in June 2014 and no further amounts are owed.

We issued 9,624 shares of common stock valued at $75,000 to three directors for their service as directors of our Company during the year ended December 31, 2014.

On April 30, 2015 and on December 29, 2015, we issued 1,250 and 1,364 shares, respectively, of restricted common stock valued at $18,700 for employee stock awards during the twelve months ended December 31, 2015.

On January 30, 2015, we purchased all of the outstanding shares of capital stock of Ebyline. The aggregate consideration payable by us was to be an amount up to $8,850,000, including a cash payment at closing of $1,200,000, a stock issuance valued at $250,000 paid on July 30, 2015, $1,877,064 in two equal installments of $938,532 on the first and second anniversaries of the closing, and up to $5,500,000 in contingent performance payments, subject to Ebyline meeting certain revenue targets for each of the three years ending December 31, 2015, 2016 and 2017. The $1,877,064 in annual payments and the $5,500,000 in contingent performance payments may be made in cash or common stock, at our option. The performance payments are to be made only if Ebyline achieves at least 90% of Content Revenue targets of $17,000,000 in 2015, $27,000,000 in 2016 and $32,000,000 in 2017. Anything below 90% of the Content Revenue targets will not be eligible for any performance payment. Based on the actual results for 2015 and our current projections for 2016-2017, we do not believe that these targets will be met within each of the respective years. As a result, we do not believe that we will be required to make any of the $5,500,000 in contingent performance payments and we currently expect that the total consideration to be paid for the Ebyline acquisition will be $3,327,064.

Per the terms of the Ebyline Stock Purchase Agreement, we issued 31,821 shares of restricted common stock valued at $250,000 to satisfy our payment obligation on July 30, 2015. On January 29, 2016, we issued 114,398 shares of common stock valued at $848,832 to the former Ebyline stockholders as settlement of our annual installment payment of $938,532 less $89,700 in closing related expenses owed as part of the Ebyline Stock Purchase Agreement.

On August 15, 2015, we issued 84,375 shares of restricted common stock to Brian W. Brady for shares that were granted to him in 2013 as consideration for loans made to our Company.

On December 31, 2015, we issued a total of 13,767 shares of common stock valued at $107,292 to five directors for their service as directors of our company during the year ended December 31, 2015.

On February 29, 2016, we issued a total of 2,595 shares of common stock valued at $20,833 to five directors for their service as directors of our company in January and February 2016. On March 31, 2016, we issued a total of 1,460 shares of common stock valued at $10,417 to five directors for their service as directors of our company in March 2016.

On April 11, 2016, we issued 749 shares of common stock valued at $4,794 to four employees as an award.

Warrant Exercise

From July 20, 2015 through August 14, 2015, we offered a 25% discount on the warrant exercise prices to investors holding the series A and series B warrants to purchase common stock issued in its August - September 2013 private placement (the “2013 Warrants”) and a 26% discount on the warrant exercise prices to investors holding series A and series B warrants to purchase common stock issued in its February 2014 private placement (the “2014 Warrants” and, together with the 2013 Warrants, the "Warrants"). At the close of the offer period on August 14, 2015, Warrants for a total of 2,191,547 shares of common stock were exercised and converted into common stock at an average exercise price of $5.87 per share for total proceeds of $12,861,057.

The issuance of the shares of common stock and other securities in the transactions described were not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

EXHIBITS

2.1
Stock Purchase Agreement, dated as of January 27, 2015, by and among IZEA, Inc., Ebyline, Inc. and the Stockholders of Ebyline, Inc. listed on the signature pages thereto (Incorporated by reference to the Company’s current report on Form 8-K filed with the SEC on January 29, 2015).

3.1		Articles of Incorporation (Incorporated by reference to the Company’s registration statement on Form S-1 filed with the SEC on July 2, 2010).
3.2		Certificate of Amendment to the Articles of Incorporation (Incorporated by reference to the Company’s current report on Form 8-K filed with the SEC on February 15, 2013).
3.3		Certificate of Amendment to the Articles of Incorporation (Incorporated by reference to the Company’s current report on Form 8-K filed with the SEC on May 16, 2011).
3.4		Bylaws (Incorporated by reference to the Company’s registration statement on Form S-1 filed with the SEC on July 2, 2010).
3.5		Certificate of Designation (Incorporated by reference to the Company’s current report on Form 8-K filed with the SEC on May 27, 2011).
3.6		Amendment to Certificate of Designation (Incorporated by reference to the Company’s current report on Form 8-K filed with the SEC on May 27, 2011).
3.7
Certificate of Change of IZEA, Inc., filed with the Nevada Secretary of State on July 30, 2012 (Incorporated by reference to the Company’s current report on Form 8-K filed with the SEC on August 1, 2012).

3.8
Certificate of Amendment to Articles of Incorporation filed with the Secretary of State of the State of Nevada on April 17, 2014 (Incorporated by reference to the Company’s current report on Form 8-K filed with the SEC on April 18, 2014).

3.9
Certificate of Withdrawal of Certificate of Designation filed with the Secretary of State of the State of Nevada effective January 23, 2015 (Incorporated by reference to the Company’s current report on Form 8-K filed with the SEC on January 29, 2015).

3.10
Certificate of Amendment filed with the Secretary of State of the State of Nevada effective January 11, 2016 (Incorporated by reference to the Company’s current report on Form 8-K filed with the SEC on January 12, 2016).

3.11
Articles of Merger of IZEA Innovations, Inc. filed with the Secretary of State of the State of Nevada effective April 5, 2016 (Incorporated by reference to the Company’s quarterly report on Form 10-Q filed with the SEC on May 11, 2016).

4.1		Form of Warrant to Purchase Common Stock of IZEA, Inc. issued to Investors in the 2013 Private Placement (Incorporated by reference to Form 8-K, filed with the SEC on August 21, 2013).
4.2		Form of Warrant to Purchase Common Stock of IZEA, Inc. issued to Investors in the 2014 Private Placement (Incorporated by reference to Form 8-K, filed with the SEC on February 24, 2014).
4.3		Form of Warrant Amendment and Exercise Agreement dated July 20, 2015 between the Company and Warrant Holders (Incorporated by reference to Form 8-K, filed with the SEC on July 23, 2015).
5.1
Opinion of Olshan Frome Wolosky LLP as to the validity of the common stock (incorporated by reference to the Company's Registration Statement Post-Effective Amendment No. 1 on Form S-1, filed with the SEC on April 24, 2015).

10.1		Amended 2011 Equity Incentive Plan as of February 6, 2013 (Incorporated by reference to Form 10-K, filed with the SEC on March 29, 2013).
10.2		Financing Agreement between the Company and Bridge Bank, dated March 1, 2013 (Incorporated by reference to Form 10-K, filed with the SEC on March 29, 2013).
10.3		Form of Securities Purchase Agreement executed by IZEA, Inc. and Investors in the 2013 Private Placement (Incorporated by reference to Form 8-K, filed with the SEC on August 21, 2013).
10.4		Form of Securities Purchase Agreement, dated as of February 12, 2014, by and among IZEA, Inc. and the Investors (Incorporated by reference to Form 8-K, filed with the SEC on February 19, 2014).
10.5		Form of Registration Rights Agreement, dated as of February 21, 2014, among IZEA, Inc. and each of the Investors (Incorporated by reference to Form 8-K, filed with the SEC on February 24, 2014).
10.6	(a)	Amended and Restated 2011 Equity Incentive Plan as of April 16, 2014 (Incorporated by reference to the Company’s current report on Form 8-K filed with the SEC on April 18, 2014).
10.7	(a)	2014 Employee Stock Purchase Plan (Incorporated by reference to the Company’s current report on Form 8-K filed with the SEC on April 18, 2014).
10.8	(a)	Employment Agreement between IZEA, Inc. and LeAnn Hitchcock dated August 25, 2014 (Incorporated by reference to the Company’s current report on Form 8-K filed with the SEC on August 25, 2014).

10.9	(a)	Employment Agreement between IZEA, Inc. and Edward Murphy dated December 26, 2014 (Incorporated by reference to the Company’s current report on Form 8-K filed with the SEC on December 31, 2014).
10.10	(a)	Employment Agreement between IZEA, Inc. and Ryan Schram dated January 25, 2015 (Incorporated by reference to the Company’s current report on Form 8-K filed with the SEC on January 29, 2015).
10.11
Business Financing Modification Agreement between IZEA, Inc., Ebyline, Inc. and Bridge Bank, NA, dated as of April 13, 2015 (Incorporated by reference to the Company's current report on Form 8-K filed with the SEC on April 14, 2015).

21.1		List of Subsidiaries (Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2016).
23.1	*	Consent of BDO USA, LLP, independent registered public accounting firm.
23.2	*	Consent of Cross, Fernandez & Riley, LLP, independent registered public accounting firm.
23.3		Consent of Olshan Frome Wolosky LLP (incorporated by reference to the Company's Registration Statement Post-Effective Amendment No. 1 on Form S-1, filed with the SEC on April 24, 2015).
24.1	*	Power of Attorney (previously set forth on the signature page of the Company's Registration Statement on Form S-1, filed with the SEC on April 24, 2015 and also filed herein).

*	Filed herewith.

(a)	Denotes management contract or compensatory plan or arrangement.

Item 17. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
	i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
	ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) or under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(d)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, in Winter Park, Florida on June 17, 2016 .

IZEA, Inc. a Nevada corporation

June 17, 2016	By:	/s/ Edward H. Murphy
Edward H. Murphy Chairman, President and Chief Executive Officer (Principal Executive Officer)

June 17, 2016	By:	/s/ LeAnn C. Hitchcock
LeAnn C. Hitchcock Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

I, Jill M. Golder, the undersigned director of IZEA, Inc., hereby severally constitute and appoint Edward H. (Ted)
Murphy and LeAnn C. Hitchcock, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ Edward H. Murphy	June 17, 2016
Edward H. Murphy
President, Chief Executive Officer and Chairman of the Board
(Principal Executive Officer)

/s/ LeAnn C. Hitchcock	June 17, 2016
LeAnn C. Hitchcock
Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Ryan S. Schram *	June 17, 2016
Ryan S. Schram
Chief Operating Officer and Director

/s/ Brian W. Brady *	June 17, 2016
Brian W. Brady
Director

/s/ John H. Caron *	June 17, 2016
John H. Caron
Director

/s/ Lindsay A. Gardner *	June 17, 2016
Lindsay A. Gardner
Director

/s/ Jill M. Golder	June 17, 2016
Jill M. Golder
Director

/s/ Daniel R. Rua *	June 17, 2016
Daniel R. Rua
Director

*By: /s/ LeAnn C. Hitchcock	June 17, 2016
LeAnn C. Hitchcock
Attorney-in-fact